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                                                                    EXHIBIT 99.1

Media Contacts:

Iteris, Inc.
Anne M. Warde
949-588-1124
email:  awarde@frankwilson.com

Ford Motor Company
Sara Tatchio
313-322-7998
statchio@ford.com


          ITERIS CHOSEN BY FORD MOTOR COMPANY AS EXCLUSIVE SOURCE FOR
                         LANE DEPARTURE WARNING SYSTEM

ANAHEIM, CA - August 16, 2000 - Iteris, Inc., a subsidiary of Odetics, Inc. (NASDAQ: ODETA & ODETB), has reached an agreement with Ford Motor Company (NYSE: F) to become the exclusive supplier of the optical lane departure warning systems to be installed on future Ford, Lincoln and Mercury badged vehicles produced and sold in North America. This agreement marks Iteris's initial entry into the domestic consumer automotive market with AutoVue, the first video-based in-vehicle sensor to be made available to consumers on vehicles as early as model year 2003.

     "Our agreement with Ford literally paves the way for our AutoVue product becoming a standard option on consumer vehicles in the United States," said Francis Memole, vice president of vehicle sensors for Iteris. "Ford manufactures more than 7 million cars and trucks worldwide per year. As a result of this agreement, we could be shipping as many as 50,000 units the first year alone. Consumers could see our lane departure warning systems on vehicles as early as mid-year 2002 on the 2003 models."

     Dave McNamara, engineering manager for Ford Motor Company said, "It's this type of `smart technology' that we at Ford feel can enhance the safety of our vehicles."
                                     -more-
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2/2/2 Iteris Chosen by Ford Motor Company as Exclusive Source for Lane Departure
Warning System

     In addition to the purchase agreement, Ford has agreed to help promote the lane departure warning system feature on their Mazda, Jaguar, Ford of Europe and Volvo brands.

     Lane departures are the number one cause of fatal accidents in the United States accounting for more than 39 percent of crash-related fatalities. The AutoVue lane departure warning system was designed to address the growing number of accidents caused by drowsy and inattentive drivers by warning drivers of an unintended lane departure before it occurs. Recently the National Highway Transportation Safety Administration (NHTSA) has claimed that as many as 1,575,000 accidents annually are caused by distracted drivers; a large percentage of which can be attributed to unintended lane departures. Lane departures are also identified by the government as a major cause of rollover incidents involving sport utility vehicles (SUVs) and light trucks.

     The AutoVue system uses a highly sensitive, computerized camera and a combination of sophisticated lane recognition algorithms and proprietary image recognition software and hardware to track lane markings in the road. AutoVue is a compact device that resides inside the vehicle on the windshield.

     When the AutoVue system detects that an unintended lane change is about to occur, it alerts the driver by emulating a distinctive rumble strip sound, allowing the driver time to correct the situation in a controlled manner. This particular alarm sound was chosen after thorough research proved it to be most effective for warning a driver without causing them to overreact.

     AutoVue works effectively both day and night and in most weather conditions where the lane markings are visible. By simply using the turn signal, a driver indicates to the system that a planned lane departure is intended and the alarm does not sound.
                                     -more-

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3/3/3 Iteris Chosen by Ford Motor Company as Exclusive Source for Lane Departure
Warning System

     In June of this year, Iteris accomplished the industry's first large-scale deployment of video-based in-vehicle sensors with the production order shipment of its AutoVue lane departure warning system to DaimlerChrysler in Europe. The AutoVue system is currently available as an option on Mercedes Actros trucks.

About Iteris, Inc.

     Iteris, Inc., a subsidiary of Odetics, Inc., is a leading provider of advanced information, software and sensor technologies that improve the efficiency and safety of surface transportation. Iteris has combined information technology, system integration and applied sensors to offer a broad range of transportation solutions. For more information, see the Iteris web site at http://www.iteris.com.

Important Notice:

     This release contains statements, which may be deemed to be forward looking. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors such as: short product lives, technological shifts, current technical issues that cannot be resolved on a timely basis, component availability, competition (including new and directly competitive products from others), pricing pressures, incorrect assumptions regarding market demand, and the significant uncertainty of market acceptance of new products by both distributors and end-user customers.

     Investors are strongly encouraged to review the risk factors set forth in the Odetics, Inc.'s Annual Report for the fiscal year ended March 31, 1999 on Form 10-K and Quarterly Report for the quarter ended December 31, 1999 on Form 10-Q filed with the SEC.
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